UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2014

NEWPARK RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-2960	72-1123385
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 Research Forest Drive, Suite 100 The Woodlands, TX		77381
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 362-6800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets

On March 17, 2014, Newpark Resources, Inc. (the “Company”) completed the previously announced sale of its Environmental Services business to ecoserv, LLC, a portfolio company of Denver-based Lariat Partners, LP, for $100 million in cash, subject to a post-closing working capital adjustment in accordance with the terms of the Membership Interests Purchase Agreement dated as of February 10, 2014 by and among the Company, Newpark Drilling Fluids LLC and ecoserv, LLC (the “Purchase Agreement”).

A summary of the material terms and conditions of the Purchase Agreement was included under Item 1.01 of the Current Report on Form 8-K filed on February 12, 2014. The summary of the Purchase Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending March 31, 2014.

Item 9.01   Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

Pro forma financial statements are not included in this filing as the Company’s Environmental Services business assets, liabilities and results of operations have been presented as discontinued operations in the Company’s Form 10-K filed with the Securities and Exchange Commission on February 28, 2014. Total proceeds from the sale were $100 million from which $8 million is being held in escrow for a period of up to 18 months, related to representations and warranties associated with the sale. As a result of this transaction, a pre-tax gain of approximately $35 million will be recorded in the first quarter of 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.

Dated: March 21, 2014
	By:	/s/ Gregg S. Piontek
Gregg S. Piontek
Vice President and
Chief Financial Officer
(Principal Financial Officer)